Exhibit 99.7

[LETTERHEAD OF GOLDMAN SACHS & CO. LLC]

PERSONAL AND CONFIDENTIAL

March 7, 2018

Board of Directors

Altra Industrial Motion Corp.

Braintree, MA 02184

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Altra Industrial Motion Corp. (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018 (the “Merger Agreement”), by and among the Company, McHale Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), Fortive Corporation (“Fox”) and Stevens Holding Company, Inc., a wholly owned subsidiary of Fox (“Newco”).

You have informed us that pursuant to the Separation and Distribution Agreement, dated as of March 7, 2018 (the “Separation Agreement”, and together with the Merger Agreement, the “Agreements”), by and among Fox, Newco and the Company, and the Merger Agreement, among other things, prior to the effective time of the Merger (as defined below), the following will occur: (i) Fox will transfer or cause to be transferred to Newco or one or more of its subsidiaries all of the A&S Assets (as defined in the Separation Agreement) (other than any Direct Sales Assets (as defined in the Separation Agreement) or any assets held by any Direct Sales Entity (as defined in the Separation Agreement) or any subsidiary of a Direct Sales Entity), and Newco or one or more of its subsidiaries will assume (or retain) or cause to be assumed (or retained) all of the A&S Liabilities (as defined in the Separation Agreement) (other than any Direct Sales Assumed Liabilities (as defined in the Separation Agreement) or any liabilities of any Direct Sales Entity and any subsidiary of a Direct Sales Entity) (the “Internal Restructuring”); (ii) Newco will (A) issue to Fox a number of shares of common stock, par value $0.01 per share (the “Newco Common Stock”), of Newco such that the number of shares of Newco Common Stock then outstanding will be equal to the number of shares of Newco Common Stock necessary to effect the Distribution (as defined below), (B) issue to Fox the Newco Securities (as defined in the Merger Agreement), and (C) distribute to Fox cash in an aggregate amount equal to the Basis Amount (as defined in the Separation Agreement) (collectively, the “Issuance”); (iii) Fox will transfer the Newco Securities to the Debt Exchange Parties (as defined in the Merger Agreement) in exchange for certain debt obligations of Fox held by the Debt Exchange Parties (the “Debt Exchange”); (iv) the Direct Sales Sellers (as defined in the Merger Agreement) will sell the Direct Sales Assets and the Direct Sales Entities (and their subsidiaries) to the Direct Sales Purchasers (as defined in the Merger Agreement), and the Direct Sales Purchasers will assume the Direct Sales Assumed Liabilities (the “Direct Sales”) for the Direct Sales Purchase Price (as defined in the Merger Agreement); (v) Fox will distribute to the holders of common stock, par value $0.01 per share (the “Fox Common Stock”), of Fox, all of the issued and outstanding shares of Newco Common Stock, either through a dividend to such holders on a pro rata basis, an exchange offer for currently outstanding shares of Fox Common Stock or a combination of a dividend and an exchange offer, as Fox may elect in its sole discretion (the “Distribution”); (vi) Merger Sub will be merged with and into Newco (the “Merger”), with Newco surviving the Merger as a wholly owned subsidiary of the Company, and 35,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company shall be issued in the aggregate to the holders of shares of Newco Common Stock (the “Aggregate Stock Consideration” and, together with the Direct Sales Purchase Price, as adjusted by the Section 1.16 Adjustment Payments (as defined below) and Section 3.5(f) of the Separation Agreement, the “Consideration”); and (vii) if the A&S Business 2017 Adjusted EBITDA (as defined in the Merger Agreement) is less than the amount set forth in Schedule 1.16 to the Merger Agreement, then Fox shall pay to the

Company the Adjustment Payment (as defined in the Merger Agreement) and, if applicable, Fox shall elect to pay to the Company an additional amount in cash equal to the Adjustment Excess (as defined in the Merger Agreement) or to reduce the Aggregate Stock Consideration by the Ainge Share Amount Reduction (as defined in the Merger Agreement) (any such payments or reduction, the “Section 1.16 Adjustment Payments”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Fox, Newco and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreements (collectively, the “Transactions”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, all of which are contingent upon consummation of the Transactions, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide (i) the Company with committed financing (aggregate principal amount $1,640,000,000) under the Direct Sales Commitment Letter (as defined in the Merger Agreement) and (ii) Newco with committed financing (aggregate principal amount $400,000,000) under the Newco Commitment Letter (as defined in the Merger Agreement) in each case, in connection with the consummation of the Transactions and subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. We also have provided certain financial advisory and/or underwriting services to Fox and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the private placement of Fox’s 4.3% Notes due 2046, 3.15% Notes due 2026, 2.35% Notes due 2021 and 1.8% Notes due 2019 (aggregate principal amount $2,500,000,000) in June 2016; as the financial advisor to Danaher Corporation (“Danaher”), the former parent company of Fox, in connection with the spin-off of Fox from Danaher in July 2016; and as manager with respect to Fox’s offering of commercial paper in July 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Fox, Newco and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Separation Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2017; the annual report to stockholders and Annual Report on Form 10-K of Fox for the two years ended December 31, 2017; the Registration Statement on Form 10, including the information statement contained therein, dated December 3, 2015, as amended, relating to the spin-off of Fox from Danaher; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Fox; certain other communications from the Company and Fox to their respective stockholders; certain publicly available research analyst reports for the Company and Fox; certain unaudited historical financial information relating to the A&S Business (as defined in the Merger Agreement) prepared by the management of Fox; certain internal financial analyses and forecasts for the A&S Business prepared by the management of Fox; certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transactions and certain financial analyses and forecasts for the A&S Business, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”); certain operating synergies projected by the management of the Company to result from the Transactions, as approved for our use by the Company (the “Synergies”); and an estimate of the amount of the Section 1.16 Adjustment Payments prepared by the management of the Company and approved for our use by the Company (the “Adjustment Estimate”). We have also held discussions with members of the senior managements of the Company and Fox regarding their assessment of the past and current business operations, financial condition and future prospects of the A&S Business, and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transactions; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Fox Common Stock; compared certain financial information for NewCo and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies and the Adjustment Estimate have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Newco or Fox or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, Newco or Fox or on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration to be paid by the Company pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including, without limitation, any allocation of the Consideration, the Internal Restructuring, the Issuance, the Debt Exchange, the Distribution or any indemnification or adjustments contemplated by the Agreements; the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, Newco or Fox, or any class of such persons, in connection with the Transactions, whether relative to the Consideration to be paid by the Company pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of the Company, Newco or Fox or the ability of the Company, Newco or Fox to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transactions or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)